BBVA Banco Francés S.A.

Av. Córdoba 111

(C1054AAA) Buenos Aires

Republic of Argentina

May 2, 2018

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that BBVA Banco Francés S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which was filed with the U.S. Securities and Exchange Commission on May 2, 2018. This disclosure can be found on page 115 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

BBVA BANCO FRANCÉS, S.A.

By:	/s/ Ernesto R. Gallardo Jimenez
Name:	Ernesto R. Gallardo Jimenez
Title:	Chief Financial Officer